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                                                               Exhibit 10(ii)(b)


                          OMNICORDER TECHNOLOGIES, INC.
                                25 East Loop Road
                           Stony Brook, New York 11790





California Institute of Technology
1200 East California Boulevard
Pasadena, California  91125
Attn: Lawrence Gilbert, Director
       Office of Technology Transfer

         Re: Option Agreement dated August 27, 1997 and accompanying License Agreement (the "License Agreement") by and between the California Institute of Technology ("Caltech") and Omnicorder Technologies, Inc. ("OCT")
                  -------------------------------------

Dear Mr. Gilbert:

         As per our prior discussions, this will confirm our agreement that in order to promote OCT's ability to quickly ramp up production of its infrared detector sensors, and to optimize the use of other technologies on an ongoing basis in combination with the technology licensed from Caltech under the License Agreement, all of which is intended to promote the generation of revenue to OCT and license fees to Caltech, it is hereby agreed as follows:

                  (i) OCT may utilize infrared radiation detector technologies and processes developed by parties other than Caltech ("Other Technologies") in combination with those licensed from Caltech to the extent that OCT may incorporate the Other Technologies into its infrared radiation detector sensors. It is agreed that such incorporation shall not be deemed to constitute OCT having marketed products or services utilizing infrared detection technology other than that covered by Licensed Products for any application in the Field, all as defined in and set forth in the fourth sentence of Paragraph 5.1 of the License Agreement. Therefore, such incorporation of Other Technologies shall not render the License from Caltech non-exclusive with respect to any application in the Field;

                  (ii) to the extent OCT chooses to incorporate such Other Technologies into its detector sensors, it is understood and agreed that the sale or sublicensing of such Other Technologies will not constitute the sale or sublicensing of a "Combination Product" under paragraph 3.3 of the License Agreement, and thus all revenues derived from such sales or licensing shall be deemed under the License Agreement to be derived solely from technology licensed by Caltech for the purpose of calculating royalties due Caltech under paragraph 3.1 of the License Agreement. To the extent such sensors are combined with other products, however, paragraph 3.3 shall continue to apply.

         In all other respects, the provisions of the License Agreement shall remain the same.

         Please sign this letter on behalf of Caltech to indicate its agreement to the foregoing. This letter may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument.



Dated:  May 24, 1998                           Omnicorder Technologies, Inc.

                                               By: /s/ Mark A. Fauci
                                               ---------------------------
                                                   Mark A. Fauci, President


Agreed and Acknowledged:

California Institute of Technology

By: /s/ Lawrence Gilbert
    ---------------------------------
    Lawrence Gilbert, Director
    Office of Technology Transfer



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